Exhibit 99.2
November 19, 2008
Thomas B. Hagen
Hagen Family Limited Partnership
5727 Grubb Road
Erie, PA 16506
Re: $20,000,000.00 Committed Non-Revolving Line of Credit
Dear Mr. Hagen:
     We are pleased to inform you that PNC Bank, National Association (the “Bank”), has re-approved your request, in an increased amount, for a non-revolving line of credit (the “Loan”) to Hagen Family Limited Partnership (the “Borrower”). This letter agreement amends, restates and replaces (but does not constitute a novation of or affect the status of any liens or security interests granted pursuant to) the existing letter agreement dated June 25, 2007, between the Bank and the Borrower (the “Existing Letter Agreement”), and the Borrower’s execution of this agreement constitutes a ratification and confirmation of all liens and security interests granted under or pursuant to the Existing Letter Agreement. We look forward to this opportunity to help you meet the financing needs of your business and for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U of the Federal Reserve Board. All the details regarding your non-revolving line of credit are outlined in the following sections of this letter.
1. Facility and Use of Proceeds. This is a committed non-revolving line of credit under which the Borrower may request and the Bank, subject to the terms and conditions of this letter, will make advances to the Borrower from time to time until the Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $20,000,000.00 (the “Non-Revolving Line of Credit” or the “Loan”). The “Expiration Date” means November 18, 2013, or such later date as may be designated by the Bank by written notice to the Borrower. Advances under the Non-Revolving Line of Credit will be used for working capital or other general business purposes of the Borrower.
2. Note. The obligation of the Borrower to repay advances under the Non-Revolving Line of Credit shall be evidenced by an amended and restated promissory note (the “Note”) in form and content satisfactory to the Bank.
Form 7A – Multistate Rev. 1/02

Hagen Family Limited Partnership
November 19, 2008

     This letter (the “Letter Agreement”), the Note and the other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, will constitute the “Loan Documents.” Capitalized terms not defined herein shall have the meaning ascribed to them in the Loan Documents.
3. Interest Rate. Interest on the unpaid balance of the Non-Revolving Line of Credit advances will be charged at the rates, and be payable on the dates and times, set forth in the Note.
4. Repayment. Subject to the terms and conditions of this Letter Agreement, the Borrower may borrow but may not repay and reborrow under the Non-Revolving Line of Credit until the Expiration Date, on which date the outstanding principal balance and any accrued but unpaid interest shall be due and payable. Interest will be due and payable as set forth in the Note, and will be computed on the basis of a year of 360 days and paid on the actual number of days that principal is outstanding.
5. Security. The Borrower must cause or has previously caused the following to be executed and delivered to the Bank in form and content satisfactory to the Bank as security for the Loan:
     (a) an amended and restated pledge agreement granting the Bank a first priority perfected lien on pledged collateral of the Borrower consisting of marketable securities acceptable to the Bank and properly margined as set forth in the amended and restated pledge agreement. An amended and restated notification and control agreement, in form and content satisfactory to the Bank, with the custodian of the securities account in which the collateral is held will also be required.
     The Loan will be cross-collateralized and cross-defaulted with all other present and future Obligations (as defined in the Loan Documents) of the Borrower to the Bank.
6. Covenants. Unless compliance is waived in writing by the Bank, until payment in full of the Loan and termination of the commitment for the Non-Revolving Line of Credit:
     (a) The Borrower will promptly submit to the Bank such information as the Bank may reasonably request relating to the Borrower’s affairs (including but not limited to annual financial statements and tax returns for the Borrower) and/or any security for the Loan.
     (b) The Borrower will not make or permit any change in its form of organization, the nature of its business as carried on as of the date of this Letter Agreement or in its senior management or equity ownership.
     (c) The Borrower will notify the Bank in writing of the occurrence of any Event of Default or an act or condition which, with the passage of time, the giving of notice or both might become an Event of Default.
     (d) The Borrower will comply with the financial and other covenants included in Exhibit “A” hereto.
Form 7A — Multistate Rev. 1/02

Hagen Family Limited Partnership
November 19, 2008

7. Representations and Warranties. To induce the Bank to extend the Loan and upon the making of each advance to the Borrower under the Non-Revolving Line of Credit, the Borrower represents and warrants as follows:
     (a) The Borrower’s latest financial statements provided to the Bank are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise, and the results of the Borrower’s operations for the period specified therein. The Borrower’s financial statements have been prepared in accordance with generally accepted accounting principles consistently applied from period to period subject, in the case of interim statements, to normal year-end adjustments. Since the date of the latest financial statements provided to the Bank, the Borrower has not suffered any damage, destruction or loss which has materially adversely affected its business, assets, operations, financial condition or results of operations.
     (b) There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower which could result in a material adverse change in its business, assets, operations, financial condition or results of operations and there is no basis known to the Borrower or its officers, directors or shareholders for any such action, suit, proceedings or investigation.
     (c) The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon the Borrower or its property, including unemployment, social security and similar taxes and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.
     (d) If not a natural person, the Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing.
     (e) The Borrower has full power and authority to enter into the transactions provided for in this Letter Agreement and has been duly authorized to do so by all necessary and appropriate action and when executed and delivered by the Borrower, this Letter Agreement and the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.
     (f) There does not exist any default or violation by the Borrower of or under any of the terms, conditions or obligations of: (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon the Borrower by any law or by any governmental authority, court or agency.
Form 7A — Multistate Rev. 1/02

Hagen Family Limited Partnership
November 19, 2008

8. Fees. On the date of the Note, the Borrower shall pay to the Bank a fee of $25,000.00.
9. Expenses. The Borrower will reimburse the Bank for the Bank’s out-of-pocket expenses incurred or to be incurred at any time in conducting UCC, title and other public record searches, and in filing and recording documents in the public records to perfect the Bank’s liens and security interests. The Borrower shall also reimburse the Bank for the Bank’s expenses (including the reasonable fees and expenses of the Bank’s outside and in-house counsel) in documenting and closing this transaction, in connection with any amendments, modifications or renewals of the Loan, and in connection with the collection of all of the Borrower’s Obligations to the Bank, including but not limited to enforcement actions relating to the Loan.
10. Additional Provisions. Before the first advance under the Loan, the Borrower shall execute and deliver to the Bank the Note and the other required Loan Documents and such other instruments and documents as the Bank may reasonably request, such as certified resolutions, incumbency certificates or other evidence of authority. The Bank will not be obligated to make any advance under the Non-Revolving Line of Credit if any Event of Default or event which with the passage of time, provision of notice or both would constitute an Event of Default shall have occurred and be continuing.
     Prior to execution of the final Loan Documents, the Bank may terminate this Letter Agreement if a material adverse change occurs with respect to the Borrower, the Guarantor, any collateral for the Loan or any other person or entity connected in any way with the Loan, or if the Borrower fails to comply with any of the terms and conditions of this Letter Agreement, or if the Bank reasonably determines that any of the conditions cannot be met.
     This Letter Agreement is governed by the laws of Pennsylvania. No modification, amendment or waiver of any of the terms of this Letter Agreement, nor any consent to any departure by the Borrower therefrom, will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. When accepted, this Letter Agreement and the other Loan Documents will constitute the entire agreement between the Bank and the Borrower concerning the Loan, and shall replace all prior understandings, statements, negotiations and written materials relating to the Loan, including but not limited to the Existing Letter Agreement.
     The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower, as a result of this Letter Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of proceeds of the Loan.
Form 7A — Multistate Rev. 1/02

Hagen Family Limited Partnership
November 19, 2008

     THE BORROWER AND THE BANK IRREVOCABLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE ARISING OUT OF THIS LETTER AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED IN ANY OF SUCH DOCUMENTS AND ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.
     If and when a loan closing occurs, this Letter Agreement (as the same may be amended from time to time) shall survive the closing and will serve as our loan agreement throughout the term of the Loan.
     To accept these terms, please sign this Letter Agreement as set forth below and the Loan Documents and return them to the Bank within fifteen (15) days from the date of this Letter Agreement, or this Letter Agreement may be terminated at the Bank’s option without liability or further obligation of the Bank.
     Thank you for giving PNC Bank this opportunity to work with your business. We look forward to other ways in which we may be of service to your business or to you personally.
Very truly yours,
PNC BANK, NATIONAL ASSOCIATION

By:
Thomas A. Forish
Vice President
ACCEPTANCE
With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted as of this 19th day of
November, 2008.

BORROWER:

HAGEN FAMILY LIMITED PARTNERSHIP

By:

	Thomas B. Hagen	(SEAL)
General Partner
Form 7A — Multistate Rev. 1/02

Hagen Family Limited Partnership
November 19, 2008

EXHIBIT A
TO LETTER AGREEMENT
DATED NOVEMBER 19, 2008
A. FINANCIAL REPORTING COVENANTS:
     (1) The Borrower will deliver to the Bank:
          (a) Federal income tax return for each fiscal year, within thirty (30) days of filing and in any event by October 31 of each year.
B. NEGATIVE COVENANTS:
     (1) The Borrower will not create, assume, incur or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property under conditional sales or other title retention agreements; provided, however, that the foregoing restrictions shall not prevent the Borrower from:
          (a) incurring liens for taxes, assessments or governmental charges or levies which shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which it has created adequate reserves;
          (b) making pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; or
          (c) granting liens or security interests in favor of the Bank.
     (2) The Borrower will not create, incur, guarantee, endorse (except endorsements in the course of collection), assume or suffer to exist any indebtedness, except:
          (a) indebtedness to the Bank; or
          (b) open account trade debt incurred in the ordinary course of business and not past due.
     (3) The Borrower will not liquidate, or dissolve, or merge or consolidate with any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property or assets, whether now owned or hereafter acquired.
     (4) The Borrower will not make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity.
Form 7A — Multistate Rev. 1/02

Hagen Family Limited Partnership
November 19, 2008

     (5) The Borrower will not make or have outstanding any loans or advances to or otherwise extend credit to any person, firm, corporation or other entity, except in the ordinary course of business.
Form 7A — Multistate Rev. 1/02